Exhibit 10.3

STATE OF NORTH CAROLINA

RESTRICTED STOCK UNIT
COUNTY OF MECKLENBURG	AWARD AGREEMENT

     THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, entered into this 11th day of May 2005 (the “Grant Date”), by and between Lance, Inc., a North Carolina corporation (the “Company”), and David V. Singer (the “Executive”);

STATEMENT OF PURPOSE

     Effective as of the date hereof, the Company is hiring Executive to serve as the Company’s President and Chief Executive Officer. In order to attract and retain Executive, the Company is making an award to Executive of a number of “Restricted Stock Units” in accordance with, and subject to, the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the Statement of Purpose and of the mutual covenants and agreements herein set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

     1. Definitions. As used in this Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

     “Affiliates” shall be as defined in the Compensation and Benefits Assurance Agreement.

     “Board” shall be as defined in the Compensation and Benefits Assurance Agreement.

     “Cash-Settled Units” as defined in Section 2 below means the Restricted Stock Units other than the Stock-Settled Units.

     “Cause” shall be as defined in the Employment Agreement.

     “Change in Control” shall be as defined in the Compensation and Benefits Assurance Agreement.

     “Common Stock” means the $.83-1/3 par value Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Section 6 hereof.

     “Company” as defined in the introduction to this Agreement means Lance, Inc., a North Carolina corporation, and any successor thereto.

     “Compensation and Benefits Assurance Agreement” means the Compensation and Benefits Assurance Agreement between the Company and Executive dated as of the date hereof, as the same may be amended from time to time.

     “Compensation Committee” means the Compensation Committee of the Board.

     “Disability” shall be as defined in the Employment Agreement.

     “Dividend Units” as defined in Section 3(a) below means certain additional Restricted Stock Units credited in connection with certain dividend equivalent rights.

     “Employment Agreement” means the Executive Employment Agreement between the Company and Executive dated as of the date hereof, as the same may be amended from time to time.

     “Fair Market Value” with respect to a share of the Common Stock at a particular time, shall be that value as reasonably determined by the Compensation Committee which shall be (i) if such Common Stock is listed on a national securities exchange or traded on the NASDAQ Stock Market, Inc., the mean between the highest price and the lowest price at which the Common Stock shall have been sold regular way on a national securities exchange or the NASDAQ Stock Market, Inc. on said date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, (ii) if the Common Stock shall not be listed on a national securities exchange or traded on the NASDAQ Stock Market, Inc., the mean between the bid and asked prices last reported by the National Association of Securities Dealers, Inc. for the over-the-counter market on said date or, if no bid and asked prices are reported on said date, then on the next preceding date on which there were such quotations, or (iii) if at any time quotations for the Common Stock shall not be reported by the National Association of Securities Dealers, Inc. for the over-the-counter market and the Common Stock shall not be listed on any national securities exchange or traded on the NASDAQ Stock Market, Inc., the fair market value determined by the Compensation Committee in such manner as it reasonably determines.

     “Grant Date” as defined in the introduction to this Agreement means the date hereof.

     “Qualifying Termination” shall be as defined in the Compensation and Benefits Assurance Agreement.

     “Restricted Stock Unit” means a right to receive one share of Common Stock, or cash equal to the Fair Market Value of one share of Common Stock, at such time, and in accordance with such terms and conditions, as set forth in this Agreement. Restricted Stock Units include Dividend Units.

     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

     “Stock-Settled Units” as defined in Section 2 below means 150,000 of the original 300,000 Restricted Stock Units awarded on the Grant Date.

     2. Award of Restricted Stock Units. Effective as of the Grant Date, Executive is awarded 300,000 Restricted Stock Units. Of the total award, 150,000 Restricted Stock Units shall be deemed a “Restricted Unit Grant” under the Lance, Inc. 2003 Key Employee Stock Plan, and shall be referred to herein as the “Stock-Settled Units.” The remainder of the Restricted Stock Units, including any Dividend Units credited pursuant to Section 3(a) below, shall be referred to herein as the “Cash-Settled Units.” Notwithstanding any provision herein to the contrary, the Company in its discretion may at any time re-designate all or any portion of the Cash-Settled Units as Stock-Settled Units to the extent permitted under the Lance, Inc. 2003 Key Employee Stock Plan, as amended from time to time after the date hereof. The Company shall provide written notice to Executive of any such re-designation within a reasonable period of time prior thereto.

     3. Dividend Equivalents; No Voting Rights.

          (a) Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock, Executive shall be credited as of the applicable dividend payment date with an additional number of whole and fractional Restricted Stock Units (the “Dividend Units”) equal to (A) the total cash dividend Executive would have received had the Restricted Stock Units (and any previously credited Dividend Units with respect thereto) been actual shares of Common Stock divided by (B) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date. All Dividend Units shall be become part of the aggregate Restricted Stock Units award hereunder when credited to Executive, and therefore shall be subject to all of the terms and conditions of this Agreement, including without limitation the vesting and payment provisions set forth in Sections 4 and 5 below.

          (b) No Voting Rights. Executive shall have no voting rights with respect to the Restricted Stock Units.

     4. Vesting.

          (a) General. Subject to the provisions of subparagraph (b) below, the Restricted Stock Units shall become fully (100%) vested on May 11, 2010 (i.e., the fifth anniversary of the Grant Date) if Executive remains employed with the Company and its Affiliates through that date.

          (b) Termination of Employment Prior To Vesting. If Executive’s employment with the Company and its Affiliates terminates prior to the above vesting date, then the Restricted Stock Units shall become vested or be forfeited as follows:

(i)	Death or Disability. The Restricted Stock Units shall become fully (100%) vested if Executive’s employment with the Company and its Affiliates terminates due to Executive’s death or Disability.

(ii)	Termination by the Company Without Cause. The Restricted Stock Units shall become vested pursuant to the following schedule if Executive’s employment with the Company and its Affiliates is terminated by the Company without Cause (including a termination by the Company as a result of a notice by the Company of its decision not to extend the Employment Agreement):

If termination of employment by the
Company without Cause occurs...	The vested percentage is...
Prior to the 1st anniversary of the Grant Date	16.67%
On or after the 1st anniversary of the Grant Date but prior to the 2nd anniversary of the Grant Date	33.33%
On or after the 2nd anniversary of the Grant Date but prior to the 3rd anniversary of the Grant Date	50.00%
On or after the 3rd anniversary of the Grant Date but prior to the 4th anniversary of the Grant Date	66.67%
On or after the 4th anniversary of the Grant Date but prior to the 5th anniversary of the Grant Date	83.33%
On or after the 5th anniversary of the Grant Date	100.00%

To the extent the Restricted Stock Units are not vested as of the date of such termination of employment, the unvested Restricted Stock Units shall automatically be forfeited as of such date. The applicable vested percentage above shall be applied separately to the portion of the award constituting the Stock-Settled Units and the portion of the award constituting the Cash-Settled Units.

(iii)	Termination by the Company With Cause. The Restricted Stock Units shall be forfeited in their entirety if Executive’s employment with the Company and its Affiliates is terminated by the Company with Cause. Forfeiture shall occur automatically as of the date of such termination of employment.

(iv)	Resignation by Executive. The Restricted Stock Units shall be forfeited in their entirety if Executive resigns from employment with the Company and its Affiliates (including a termination by the Executive as a result of a notice by the Executive of his decision not to extend the Employment Agreement). Forfeiture shall occur automatically as of the date of such termination of employment.

(v)	Qualifying Termination. Notwithstanding any provision herein to the contrary, in the event of a Qualifying Termination following a Change in Control, the Restricted Stock Units shall become fully (100%) vested as of the date of such Qualifying Termination.

     5. Payment of Restricted Stock Units.

          (a) Time of Payment. If Executive remains employed with the Company and its Affiliates until the fifth anniversary of the Grant Date, then the Restricted Stock Units shall be payable as soon as administratively practicable on or after the fifth anniversary of the Grant Date. If Executive’s employment with the Company and its Affiliates terminates prior to the fifth anniversary of the Grant Date, then the Restricted Stock Units, to the extent vested, shall be payable as soon as administratively practicable on or after the date of Executive’s termination of employment (subject, to the extent applicable, any requirement under Section 409A, to delay payment for six months after termination of employment). Notwithstanding the foregoing, Executive and the Company, through action of the Compensation Committee, may mutually determine a deferred payment of any vested Restricted Stock Units in accordance with a written deferral election executed by Executive and the Company within 30 days after the date hereof that is otherwise consistent with the requirements of Section 409A.

          (b) Form of Payment. Subject to any deferral election pursuant to Section 5(a) above, as of the applicable payment date, of the vested Restricted Stock Units then payable: (i) Stock-Settled Units shall be payable by delivery of one share of Common Stock for each such Stock-Settled Unit and (ii) Cash-Settled Units shall be payable in cash based on the Fair Market Value of the Common Stock as of the applicable date. The shares of Common Stock to be delivered in payment of vested Stock-Settled Units shall be deemed issued pursuant to the Lance, Inc. 2003 Key Employee Stock Plan (and shall therefore count against the shares otherwise available under such plan). In connection with a payment to be made as soon as administratively practicable after the fifth anniversary of the Grant Date pursuant to the first sentence of Section 3(a) above, the percentage of the award then payable shall be applied separately to the portion of the award constituting the Stock-Settled Units and the portion of the award constituting the Cash-Settled Units.

          (c) Compliance With Securities Laws. The shares of Common Stock shall be delivered to Executive, pursuant to subparagraphs 5(a) and 5(b) above, unless counsel for the Company reasonably determines that such issuance will violate applicable federal or state securities laws and the Company has taken all reasonable steps necessary to avoid any such violation. The Company agrees to use commercially reasonable efforts to ensure that such shares are issued to Executive on a timely basis as provided herein. The certificates for shares of Common Stock delivered under this Agreement may be subject to such stop-transfer orders and other restrictions as the Compensation Committee may reasonably determine are required under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     6. Adjustments Upon Changes in Capitalization.

          (a) No Limitation on Company Rights. The existence of the Agreement shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, other debentures, preferred or prior preference stocks, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

          (b) Adjustments. In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of Restricted Stock Units shall be adjusted by adding to the award a number of Restricted Stock Units equal to the number of shares which would have been distributable thereon if the Restricted Stock Units had been outstanding shares of Common Stock on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, or changed into or exchanged for cash or property or the right to receive cash or property (but not including any dividend payable in cash or property other than a liquidating distribution), whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then each Restricted Stock Unit shall be adjusted to become a right to receive the number and kind of shares of stock or other securities or cash or property or right to receive cash or property into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged. In the event there shall be any change other than as specified above in this Section 6, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Compensation Committee shall in its reasonable discretion determine that such change equitably requires an adjustment in the Restricted Stock Units, such adjustment shall be made by the Compensation Committee in a manner consistent with adjustments made by the Compensation Committee under the Lance, Inc. 2003 Key Employee Stock Plan with respect to such transaction.

     7. Assignment of This Agreement or Benefits Hereunder.

          (a) Successors. The Company will require any successor (whether via a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b) Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount is still payable to Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable. In that regard, no part of any amounts granted or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by Executive or any other person, (ii) be transferable by operation of law in the event of Executive’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise.

     8. Notices. Any notice required to be delivered to the Company by Executive hereunder shall be properly delivered to the Company when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by:

Lance, Inc.
P. O. Box 32368
8600 South Boulevard
Charlotte, NC 28232

Attn: Vice President — Finance

     Any notice required to be delivered to Executive by the Company hereunder shall be properly delivered to Executive when personally delivered to (including by a reputable overnight courier), or actually received through the U.S. mail, postage prepaid, by, Executive at his last known address as reflected on the books and records of the Company.

     9. Contractual Rights to Benefits. This Agreement establishes in Executive a right to the benefits to which Executive is entitled hereunder. However, except as expressly stated herein, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder. This Agreement is intended to be an unfunded general asset promise for a select, highly compensated member of the Company’s management and, therefore, is intended to be exempt from the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended.

     10. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning the subject matter hereof. This Agreement may only be amended by a written instrument signed by both parties.

     11. Tax Matters.

          (a) Executive’s Responsibility for Taxes. Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), Executive acknowledges that the ultimate liability for all Tax-Related Items owed by Executive is and remains Executive’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant and vesting the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired upon the vesting of the Restricted Stock Units and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Executive’s liability for Tax-Related Items.

          (b) Tax Withholding. In the event the Company reasonably determines that it must withhold any Tax-Related Items as a result of the award hereunder, Executive agrees as a condition of the grant of the Restricted Stock Units to make arrangements reasonably satisfactory to the Company to enable it to satisfy all withholding requirements, including, but not limited to, withholding any applicable Tax-Related Items from the payment of the Restricted Stock Units. If Executive does not make such arrangements, Executive authorizes the Company to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from Executive’s wages, salary or other cash compensation; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares received in payment for the Restricted Stock Units; and at the time of payment, withholding shares of Common Stock sufficient to meet minimum withholding obligations for Tax-Related Items. The Company may refuse to issue and deliver shares of Common Stock in payment of any vested Restricted Stock Units if Executive fails to comply with his withholding obligations hereunder.

          (c) Compliance With Section 409A. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.

     12. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     13. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of North Carolina shall be the controlling law in all matters relating to this Agreement. Each party (i) consents to the personal jurisdiction of any state or federal court located in Charlotte, North Carolina (and any corresponding appellate court) in any proceeding arising out of or relating to this Agreement or the Executive’s employment by the Company, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or the Executive’s employment by the Company in any other court.

     14. Execution. This Agreement is hereby executed in duplicate originals, one of which is being retained by each of the parties hereto.

     IN WITNESS WHEREOF, Lance, Inc. has caused this Agreement to be signed by its duly authorized officer, and Executive has hereunto set his hand, all as of the day and year first above written.

“Company”

Lance, Inc.

By	/s/ Earl D. Leake

Earl D. Leake
Vice President

“Executive”

/s/ David V. Singer

David V. Singer